NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO
ACQUIRE 56 WENDY'S UNITS FROM THE CARLISLE CORPORATION
AND INTENT TO ACCESS ITS ACCORDION TERM LOAN FOR FUNDING

Overland Park, Kansas, (June 13, 2014) - NPC International, Inc. (the “Company” or “NPC”) has entered into an agreement with the Carlisle Corporation and its affiliates to acquire 56 Wendy’s® restaurants for $58.2 million, plus amounts for working capital.  Included in the transaction are 20 fee owned properties, some of which the company plans to monetize in sale lease back or other transactions post-closing.  As part of the transaction, NPC plans to remodel certain acquired restaurants in Wendy’s new Image Activation format.

The acquisition will be funded with $40.0 million of incremental term loan borrowings, borrowings from the Company’s undrawn $110.0 million revolving credit facility, and cash on hand. The restaurants will be owned and operated by NPC's wholly-owned subsidiary, NPC Quality Burgers, Inc., which entered into the asset purchase agreement to acquire the restaurants.

The $40.0 million term loan borrowings are available under the $125.0 million accordion feature in the Company’s existing credit facility on terms similar to those paid to lenders under its current outstanding term loan.  The consummation of the accordion exercise is subject to market and other customary conditions.

The units to be acquired are located in North Carolina and Virginia with a heavy concentration in the Greensboro-Winston Salem, North Carolina area. According to information provided to NPC, the units to be acquired by NPC Quality Burgers, Inc. generated approximately $77 million in net product sales during the 52 weeks ended December 29, 2013.  NPC expects the closing to occur in mid to late July 2014, subject to customary closing conditions and Wendy’s approval of the transfer.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “We are excited to expand our presence in the Wendy’s system and to establish a toe-hold in the Mid-Atlantic region from which we can grow.  We are also fortunate to be acquiring these stores from the Carlisle Corporation, a long tenured, well respected and continuing Wendy’s operator.

This acquisition will be our fourth acquisition in the Wendy’s system since our initial foray into the system in July of last year.  Our Wendy’s holdings, including this acquisition, will total 146 restaurants with revenues approaching 15% of our total consolidated revenues. We look forward to continuing to grow in the Wendy’s system as the brand’s momentum is compelling and the “Cut Above” positioning is truly resonating with consumers.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,261 Pizza Hut restaurants and delivery units in 28 states and 90 Wendy’s units in 3 states.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including any delay in or failure to complete the planned acquisition; changes in credit market conditions, lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in the filings of NPC Restaurant Holdings, LLC with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213